Exhibit 10.3
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN DAVID B. VERMYLEN AND TREEHOUSE FOODS, INC.
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of November 7, 2008, is between TREEHOUSE FOODS, INC., a Delaware corporation (the “Company”), and DAVID B. VERMYLEN (the “Executive”).
     WHEREAS, Executive’s original Employment Agreement dated January 27, 2005 (the “Agreement”) with the Company provides certain benefits which constitute nonqualified deferred compensation which is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, outside counsel has advised the Company that certain payments of benefits under the Agreement are not currently in compliance with Code Section 409A and are required to be amended for compliance;
     WHEREAS, Section 6(e) of the Agreement provides that Executive’s Basic Restricted Stock (under Section 6(a) of the Agreement), Supplemental Restricted Stock Units (under Section 6(b) of the Agreement) and Stock Options (under Section 6(c) of the Agreement) (collectively referred to as the “Awards”) shall be subject to an award agreement and the Company acknowledges that Executive’s Agreement has been operating as such award agreements;
     WHEREAS, the Company now desires to fully document the terms and conditions of the Awards and have the Agreement combined with this Amendment dually serve as the respective award agreement for the Awards; and
     WHEREAS, pursuant to Section 10(k) of the Agreement, amendment can only be made to the Agreement pursuant to written consent of the Company and Executive.
     NOW, THEREFORE, BE IT RESOLVED, in consideration of the foregoing, it is mutually agreed that the Agreement is amended effective January 1, 2008, in the following particulars:
     1. By adding the following new sentence immediately at the end of paragraph (b) of Section 4 of the Agreement as a part thereof:
“Such Incentive Compensation shall be paid at such time and in such manner as set forth in the relevant annual incentive compensation plan document.”
     2. By deleting the last sentence of the last paragraph of paragraph (b) of Section 6 of the Agreement and substituting the following new sentence as a part thereof:
“The shares of Common Stock corresponding to any vested Supplemental Restricted Share Units, if any, shall be distributed to Executive no later than five (5) business days following the earlier to occur of (i) the fifth anniversary of the date of grant, or (ii) the sixth month anniversary of the date Executive’s employment with the Company terminates, unless the Executive elects (in a manner consistent with the applicable requirements of Sections 409A of the Internal Revenue Code (the “Code”)) to defer the date upon which the shares of Common Stock corresponding to the vested Supplemental Restricted Share Units shall be distributed by filing the attached Exhibit A with the Compensation Committee of the Board of Directors of the Company.”
     3. By deleting paragraph (e) of Section 6 of the Agreement in its entirety and inserting the following new paragraph (e) as a part thereof:
     “(e) Terms and Conditions of Awards.
     (i) Definitions.
     (A) Awards. The term “Awards” shall collectively refer to the Executive’s Basic Restricted Stock (under Section 6(a) of the Agreement), Supplemental Restricted Stock Units (under Section 6(b) of the Agreement) and Stock Options (under Section 6(c) of the Agreement).
     (B) Plan. The term “Plan” shall mean the TreeHouse Foods, Inc. Equity and Incentive Plan.
     (C) Qualifying Termination of Employment. The term “Qualifying Termination of Employment” shall mean a termination of the Executive’s employment with the Company due to his death, a Termination due to Disability (as defined in Section 8(b) of the Agreement) a Termination due to Retirement (as defined in Section 8(d) of the Agreement), a Termination Without Cause (as defined in Section 8(c) of the Agreement) or a Termination for Good Reason (as defined in Section 8(d) of the Agreement).
     (ii) Vesting. The Awards shall generally vest in accordance with the respective provisions of Section 6(a), 6(b) and 6(c), as applicable. Notwithstanding the foregoing:
     (A) Basic Restricted Stock and Supplemental Restricted Stock Units.
     (I) Qualifying Termination of Employment. Subject to Subclause (II) below, in the event of the Executive’s termination of employment that is a Qualifying Termination of Employment, any unvested Basic Restricted Stock and Supplemental Restricted Stock Units on such date of termination shall continue to vest, if at all, in accordance with their terms on the same terms and conditions that would have applied if Executive’s employment had not terminated (including eventual expiration if they never vest). The shares of Common Stock corresponding to any Basic Restricted Stock that become vested in accordance with this Subclause (I) shall be distributed to Executive (or, in the case of Executive’s death, to Executive’s beneficiary) no later than five (5) business days after the date such vesting occurs. The shares of Common Stock corresponding to any Supplemental Restricted Stock Units that become vested after a Qualifying Termination shall be distributed to Executive (or, in the case of Executive’s death, to Executive’s beneficiary) in accordance with his Distribution Election Form for Supplemental Restricted Stock Units that is in effect on such termination date.

     (II) Exceptions to Qualifying Termination of Employment.
     (1) In the event the Executive’s termination of employment:
     (a) is a Termination Without Cause (as defined in Section 8(c) of the Agreement) or a Termination for Good Reason (as defined in Section 8(d) of the Agreement); and
     (b) Sam Reed is then acting as the Company’s Chief Executive Officer, then any unvested Basic Restricted Stock and Supplemental Restricted Stock Units on such date of termination shall vest, if at all, on the next and second following anniversaries of the date of grant which immediately follow the Executive’s date of termination, in such proportions as outlined and provided in accordance with Section 8(e)(vi) of this Agreement. The remaining portion of the unvested Basic Restricted Stock and Supplemental Restricted Stock Units, as the case may be, which cannot be vested pursuant to the preceding sentence shall be immediately forfeited and cancelled. The shares of Common Stock corresponding to any Basic Restricted Stock that become vested in accordance with this Subclause (II) shall be distributed to Executive (or, in the case of Executive’s death, to Executive’s beneficiary) no later than five (5) business days after the date such vesting occurs. The shares of Common Stock corresponding to any Supplemental Restricted Stock Units that become vested after a Qualifying Termination shall be distributed to Executive (or, in the case of Executive’s death, to Executive’s beneficiary) in accordance with his Distribution Election Form for Supplemental Restricted Stock Units that is in effect on such termination date.
     (2) In the event the Executive’s termination of employment occurs for any reason other than a Qualifying Termination of Employment pursuant to Subclause (I) or pursuant to Item (1) immediately above, any unvested Basic Restricted Stock and Supplemental Restricted Stock Units, as the case may be, on such date of termination shall be immediately forfeited and cancelled.
     (III) Change of Control. In the event a Change of Control (as defined in Section 8(e)(viii) of the Agreement) and subject to Section 9(b) of the Plan, any unvested Basic Restricted Stock and Supplemental Restricted Stock Units, as the case may be, on such date of such Change of Control shall be immediately and fully vested. The shares of Common Stock corresponding to any Basic Restricted Stock that become vested in accordance with this Subclause (III) shall be distributed to Executive (or, in the case of Executive’s death, to Executive’s beneficiary) no later than five (5) business days after the date such vesting occurs. The shares of Common

Stock corresponding to any Supplemental Restricted Stock Units that become vested after a Change of Control shall be distributed to Executive (or, in the case of Executive’s death, to Executive’s beneficiary) in accordance with his Distribution Election Form for Supplemental Restricted Stock Units that is in effect on such termination date. Notwithstanding the foregoing, the Company (or any committee of the Board of Directors of the Company acting as its delegate on equity compensation matters) may provide that in connection with the Change in Control, each Basic Restricted Stock and Supplemental Restricted Stock Units, as the case may be, shall instead be cancelled in exchange for an amount (payable in accordance with Section 9(a)(iii) of the Plan) equal to the Change in Control Price (as defined in the Plan) multiplied by the number of shares of Common Stock covered by such Basic Restricted Stock Award and/or Supplemental Restricted Stock Unit Award, as the case may be; provided, however, such cash amount, if any, shall be paid at such time as the corresponding shares would have been distributed pursuant to the preceding sentence.
     (B) Options.
     (I) Fully Vested. As of the date of this Amendment, all Options issued to the Executive have fully vested under Section 6(c) of the Agreement.
     (II) Qualifying Termination of Employment. In the event the Executive’s termination of employment is a Qualifying Termination of Employment, all unexercised Options on such date of termination shall remain exercisable until the first to occur of:
     (1) the second anniversary of the date of such termination related to the Qualifying Termination of Employment; or
     (2) June 27, 2015.
     (II) Any Termination Other Than a Qualifying Termination of Employment. In the event the Executive’s termination of employment occurs for any reason other than a Qualifying Termination of Employment, all unexercised Options on such date of termination shall remain exercisable for ninety (90) days following the date of such termination, at which time they shall immediately expire.
     (III) Termination for Cause. In the event the Executive’s employment is terminated for Cause (as defined in Section 8(c) of the Agreement), all unexercised Options shall expire immediately, be forfeited and considered null and void.
     (IV) Change of Control. In the event a Change of Control (as defined in Section 8(e)(vi) of the Agreement) and subject to Section 9(b) of the Plan, any unexercised Options on such date of such Change of Control shall remain exercisable through June 27, 2015. Notwithstanding the foregoing, the Company (or any committee of the Board of Directors of the Company acting as its delegate on equity compensation matters) may provide that in connection with the Change in Control, each Option shall be cancelled in exchange for an amount (payable in accordance with Section 9(a)(iii) of the Plan) equal to the excess, if any, of:
     (1) the Change in Control Price (as defined in Section 2(a) of the Plan) for such Option, over
     (2) the exercise price for each such Option.
     (iii) Changes in Company’s Capital Structure and Impact on Awards. The Awards shall be subject to adjustment as provided for in Section 6(f) of the Agreement and Section 10(b) of the Plan.
     (iv) Settlement and Exercise of Awards.
     (A) Settlement of Basic Restricted Stock and Supplemental Restricted Stock Units. All Basic Restricted Stock and Supplemental Restricted Stock Units, as the case may be, which vest shall be settled by the Company in shares of Common Stock.
     (B) Exercise of Stock Options. All Stock Options which vest may be exercised through full payment of the exercise price:
     (I) in cash or its equivalent;
     (II) by exchanging (including by affirmation of ownership) shares of Common Stock previously owned by the Executive (or by establishing such ownership by affirmation), which for this purpose shall not include shares pledged or otherwise subject to a security interest;
     (III) through a Net Exercise (as defined in the Incentive Compensation Plan) or a broker-assisted exercise arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Common Stock issued upon exercise; or
     (IV) by a combination of any of Clauses (I), (II) or (III) immediately above or such other method as the Committee may approve.
     (v) Tax Withholding on Awards. As a condition to receipt of shares of Common Stock upon settlement of the Awards, the Executive must satisfy his/her withholding tax obligations with respect to any such Award through either:
     (A) having the Company retain those number of shares of Common Stock whose fair market value equals such amount required to be withheld; or

     (B) depositing with the Company an amount of funds equal to the estimated withholding tax liability.
The Company will not deliver any of the shares of Common Stock until and unless the Executive has made proper provision for all applicable tax and similar withholding obligations.
     (vi) Effect of Award. The Executive, through this Amendment, acknowledges receipt of a copy of the Plan and represents that he/she is familiar with the terms and provisions thereof (and have had an opportunity to consult counsel regarding the Awards’ terms), and agrees to be bound by its contractual terms as set forth in the Agreement, the Amendment and in the Plan. The Executive hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee (as defined in Section 2(a) of the Plan) regarding any questions relating to the Awards. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Agreement and this Amendment, the Plan terms and provisions shall prevail.
     (vii) Restriction on Transferability. Until settlement and/or exercise of the respective Awards, the Awards may not be sold, transferred, pledged, assigned or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above, distribution can be made pursuant to will, the laws of descent and distribution, intra-family transfer instruments or to an inter vivos trust.
     (viii) Voting Rights. The Executive has no voting or any other rights as a shareholder of the Company with respect to the Awards prior to the date on which he/she is issued the shares of Common Stock in settlement thereof. Upon settlement and/or exercise of the Awards into shares of Common Stock, the Executive will obtain full voting and other rights as a shareholder of the Company.
     (ix) Employment Matters. Except as otherwise provided in an employee benefit plan in which Executive participates or is covered, the value of the Awards shall not and are not included as remuneration for purposes of determining any benefits to which Executive may be entitled under any such employee benefit plan. The Executive’s terms and conditions of employment are not affected or changed in any way by these Awards or by the terms of the Plan, the Agreement or the Amendment. No provision of the Agreement or the Amendment hereunder shall give the Executive any right to continue in the employment of the Company, create any inference as to the length of the Executive’s employment, affect the right of the Company to terminate the Executive’s employment, with or without Cause (as defined in Section 8(c) of the Agreement), or give the Executive any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company. The Executive acknowledges and agrees (by executing this Amendment) that the granting of the Awards was made on a fully discretionary basis by the Company and that, except as expressly provided in the Agreement or the Amendment, the Agreement and this Amendment do not lead to a vested right to further awards in the future.
     4. By deleting subparagraph (ii) of paragraph (e) of Section 8 of the Agreement and substituting the following subparagraph (ii) as a part thereof:

     “(ii) Except as provided in Section 8(e)(iii), in the event the Employment Period ends by reason of a Termination Without Cause or a Termination for Good Reason, Executive shall receive the Basic Payment in a lump sum payment no later than ten (10) days following the six-month anniversary of the date of such termination event. Notwithstanding the foregoing, with respect to the legally required six month delay in payment of the Basic Payment in the preceding sentence, the Executive shall also be entitled to an earnings component equal to the Basic Payment multiplied by the relevant short-term semi-annual applicable federal rate issued by the IRS for the month in which such Basic Payment is scheduled to be paid to the Executive; provided, however, such earnings component shall also be paid in a lump sum at the same time as the Basic Payment.”
     5. By deleting subparagraph (iii) of paragraph (e) of Section 8 of the Agreement and substituting the following subparagraph (iii) as a part thereof:
     “(iii) In lieu of the Basic Payment, in the event the Employment Period ends by reason of a Termination Without Cause or a Termination for Good Reason within the 24 month period immediately following a Change of Control, Executive shall receive the Special Payment in a lump sum payment no later than ten (10) days following the six-month anniversary of the date of such termination event. Notwithstanding the foregoing, with respect to the legally required six month delay in payment of the Special Payment in the preceding sentence, the Executive shall also be entitled to an earnings component equal to the Special Payment multiplied by the relevant short-term semi-annual applicable federal rate issued by the IRS for the month in which such Special Payment is scheduled to be paid to the Executive; provided, however, such earnings component shall also be paid in a lump sum at the same time as the Special Payment.”
     6. By deleting subparagraph (vii) of paragraph (e) of Section 8 of the Agreement and substituting the following subparagraph (vii) as a part thereof:
     “(vii) In the event of a Termination due to Disability, a Termination Without Cause or a Termination for Good Reason, Executive shall be entitled to continued participation in all medical, dental, hospitalization and life insurance coverage in which he was participating on the date of the termination of his employment until the earlier of (A) the second anniversary (or, in the event Executive receives the Special Payment, then the third anniversary) of his termination of employment, or (B) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit basis). If the Executive’s coverage terminates due to something other than Clauses (A) or (B) above, the Company shall provide Executive with a lump sum payment in an amount equal to the number of remaining months of coverage to which he is entitled times the then applicable premium for the relevant benefit plan in which Executive participated. Such lump sum amount will be paid during the second month following the month in which such coverage expires.”
     7. By deleting paragraph (g) of Section 8 of the Agreement and substituting the following new paragraph (g) as a part thereof:
     “(g) Timing of Payments. Earned Compensation shall be paid in a single lump sum no later than 15 days following the end of the Employment Period. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued. Any expense or tax reimbursement or other payment to or for the benefit of Executive under Section 7(c), 7(d), 8(h) or 10(e) of the Agreement shall be made on or before the last day of the taxable following the taxable year in which the expense or tax was incurred by or for the Executive and no such reimbursement or amount of expenses eligible for reimbursement in one year shall affect the expenses eligible for reimbursement in any other year.”

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of this 7th day of November, 2008.

Executive :	/s/ David B. Vermylen
David B. Vermylen

Company:	/s/ Sam K. Reed
TreeHouse Foods, Inc.

EXHIBIT A
DISTRIBUTION ELECTION FORM
FOR SUPPLEMENTAL RESTRICTED STOCK UNITS
(Made Pursuant to Section 6(b) of the Employment Agreement
Between David B. Vermylen and TreeHouse Foods, Inc.)
     WHEREAS, a Supplemental Restricted Stock Unit grant was made to David B. Vermylen (the “Executive”) under Section 6(b) of his Employment Agreement dated January 27, 2005 (the “Agreement”) with TreeHouse Foods, Inc. (the “Company”);
     WHEREAS, the Supplemental Restricted Stock Units which vest are not immediately paid and settled but instead are deferred and distributed no later than five (5) business days following the earlier to occur of (1) June 27, 2010, or (2) the sixth month anniversary of the date the Executive’s employment with the Company terminates;
     WHEREAS, pursuant to Section 6(d) of the Agreement, the Supplemental Restricted Stock Units were granted to Executive pursuant to the TreeHouse Foods, Inc. Equity and Incentive Plan (the “Plan”);
     WHEREAS, pursuant to Section 11(c) of the Plan, Executive has available a number of timing of distribution options from which to choose relative to payment of his vested Supplemental Restricted Stock Units; and
     WHEREAS, IRS Notice 2007-86 provides that “the transition relief provided in Section XI(C) of the Preamble to the Proposed Regulations [relating to changes in payment elections] generally continues to apply through December 31, 2008. Accordingly, with respect to amounts subject to Section 409A, a plan may provide, or be amended to provide, for new payment elections on or before December 31, 2008 with respect to both the time and form of payment of such amounts and the election or amendment will not be treated as a change in the time and form of payment under Section 409A(a)(4) or an acceleration of payment under Section 409A(a)(3), provided that the plan is so amended and elections are made on or before December 31, 2008” (the “Transition Guidance”).
     NOW, THEREFORE, the Company and Executive wish to utilize the Transition Guidance and provide the Executive an opportunity to make a final revision to his timing of distribution election related to his Supplemental Restricted Stock Units.

DISTRIBUTION ELECTION FORM
FOR SUPPLEMENTAL RESTRICTED STOCK UNITS
     In accordance with the transition guidance provided under IRS Notice 2007-86, with respect to any Supplemental Restricted Stock Units in which I may vest, if any, and which have been deferred pursuant to Section 6(b) of my Employment Agreement dated January 27, 2005, I hereby elect to receive my Supplemental Restricted Stock Units, if any, on the first to occur of (see Note below) of Category (1), Category (2) or Category (3):
*** YOU MUST ELECT ONE OPTION UNDER EACH CATEGORY BELOW ***
Category (1) A fixed date:
☐	Option A: June 27, 2010; or

☐	Option B: June 27, 2011; or

☐	Option C: June 27, 2012; or

☐	Option D: June 27, 2013; or

☐	Option E: June 27, 2014; or

☐	Option F: June 27, 2015; or
☐	Option G: I hereby elect that the first to occur of my elections under Category (2) and Category (3) immediately below shall always govern. I do not elect any of the above specified dates as my distribution date.
Category (2) Following my termination of employment:
☐	Option H: the six month anniversary following my termination of employment with TreeHouse Foods, Inc. for any reason; or

☐	Option I: on the ___(enter 1, 2, 3, 4 or 5) anniversary of my termination of employment with TreeHouse Foods, Inc. for any reason; or

☐	Option J: I hereby elect that the first to occur of my elections under Category (1) immediately above and Category (3) immediately below shall always govern. I elect a specified payment date for my distribution date with the exception of an acceleration upon a Change of Control.
Category (3) Upon a Change of Control:
☐	Option K: Within 10 days after the date of a Change of Control (as defined in Section 8(e)(vii) of the Agreement) so long as it qualifies as a “change in control event” for purposes of Internal Revenue Code Section 409A and regulations thereunder.

☐	Option L: Even following a Change of Control (as defined in Section 8(e)(vii) of the Agreement), I hereby elect that the first to occur of my elections under Category (1) and

Category (2) immediately above shall always govern. I do not elect any acceleration of my distribution upon a Change of Control.
[Note: You MUST check an Option under each Category above. Your Supplemental Restricted Stock Units will be paid upon the first to occur of such dates elected under each Category. So, for example, if you elect Option E, Option H and Option K, and a qualifying Change of Control occurs before July 27, 2014 AND before your employment terminates, you will be paid for your Supplemental Restricted Stock Units within 10 days of the Change of Control.]

IMPORTANT NOTE TO EXECUTIVE: Limited Ability to Change this Distribution Election. This particular Distribution Election Form may be superseded by a later dated form filed with the Company on or before 5:00 p.m., CST on December 31, 2008, at which time the election which is on file with the Company shall then be irrevocable and subject to change only as further described below.

Pursuant to Section 11(d) of the TreeHouse Foods, Inc. Equity and Incentive Plan, the Executive may elect to further defer the relevant distribution date selected above by filing an election form with TreeHouse Foods, Inc. that specifies the later fixed date on which the Executive would like to get paid. This election to further extend the relevant distribution date must be made at least one year before the expiration of the above designated distribution date. This subsequent distribution election will not be effective until at least one year after the date on which the subsequent distribution election has been made. Under the subsequent distribution election, any distribution of Supplemental Restricted Stock Units subsequently rescheduled must occur at least five years from the above designated distribution date.

David B. Vermylen

Date: